As filed with the Securities and Exchange Commission on October 31, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gen Digital Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0181864 (I.R.S. Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000 Tempe, Arizona 85281 (Address of Principal Executive Offices) (Zip Code)

Gen Digital Equity Incentive Plan
(Full Title of the Plans)

Bryan Ko Chief Legal Officer and Corporate Secretary Gen Digital Inc. 60 E. Rio Salado Parkway, Suite 1000Tempe, Arizona 85281
(Name and Address of Agent For Service)

(650) 527-8000
(Telephone Number, including area code, of agent for service)

Copies to:

William L. Hughes, Esq.

Justin “JT” Ho, Esq.

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105

(415) 773-5700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 will be delivered to employees, without charge, as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such information is not being filed with the Commission as part of this registration statement on Form S-8 (the “Registration Statement”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Gen Digital Inc. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2024 filed with the Commission on May 16, 2024 pursuant to Section 13(a) of the Exchange Act;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	the description of the Registrant’s common stock contained in Exhibit 4.01 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2024 filed with the Commission on May 16, 2024 pursuant to Section 13(a) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except as to specific sections of such statements as set forth therein.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by Sections 102(b)(7) and 145 of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, regarding unlawful dividends and stock purchases; and

•	for any transaction from which the director derived an improper personal benefit.

Article 7 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

As permitted by the DGCL, the Registrant’s Bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the Bylaws are not exclusive.

The Registrant has entered into indemnity agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation and Bylaws and to provide additional procedural protections.

The Registrant maintains directors’ and officers’ liability insurance that includes coverage for public securities matters, subject to the policy terms and conditions.

These indemnification provisions and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9 hereof.

In addition, the Registrant has entered into various merger agreements and registration rights agreements in connection with its acquisitions of and mergers with various companies and its financing activities under which the parties to those agreements have agreed to indemnify the Registrant and its directors, officers, employees and controlling persons against specified liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Title
5.1	Opinion and Consent of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (filed as part of signature page)

99.1	Gen Digital Equity Incentive Plan (incorporated by reference to Annex B to the Company's definitive proxy statement on Schedule 14A filed with the Commission on July 29, 2024)

107	Filing Fee Exhibit

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on October 31, 2024.

Gen Digital Inc.

Date:	October 31, 2024	By:	/s/ Vincent Pilette
		Name:	Vincent Pilette
		Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Gen Digital Inc., a Delaware corporation, do hereby constitute and appoint Vincent Pilette, Natalie Derse and Bryan Ko, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent Pilette	Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2024
Vincent Pilette

/s/ Natalie Derse	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 31, 2024
Natalie Derse

/s/ Sue Barsamian	Director	October 31, 2024
Sue Barsamian

/s/ Pavel Baudis	Director	October 31, 2024
Pavel Baudis

/s/ Eric K. Brandt	Director	October 31, 2024
Eric K. Brandt

/s/ Frank E. Dangeard	Director	October 31, 2024
Frank E. Dangeard

/s/ Nora Denzel	Director	October 31, 2024
Nora Denzel

/s/ Peter Feld	Director	October 31, 2024
Peter Feld

/s/ Emily Heath	Director	October 31, 2024
Emily Heath

/s/ Sherrese Smith	Director	October 31, 2024
Sherrese Smith

/s/ Ondrej Vlcek	Director	October 31, 2024
Ondrej Vlcek